Exhibit 99.1

FORESTAR REPORTS FISCAL 2026 SECOND QUARTER RESULTS

ARLINGTON, Texas (Business Wire) - April 21, 2026 — Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today reported financial results for its second fiscal quarter ended March 31, 2026.

Fiscal 2026 Second Quarter Highlights
As of or for the quarter ended March 31, 2026, unless otherwise noted
All comparisons to the prior year quarter

•Net income attributable to Forestar increased 2% to $32.1 million or $0.63 per diluted share
•Pre-tax income increased 8% to $43.9 million
•Consolidated revenues increased 7% to $374.3 million on 2,938 lots sold
•Owned and controlled 94,400 lots
•24,100 lots contracted for sale representing $2.2 billion of future revenue
•Real estate of $2.7 billion
•Total liquidity of $1.0 billion
•Net debt to total capital ratio of 19.2%
•Return on equity of 9.6% for the trailing twelve months ended March 31, 2026
•Book value per share increased 10% to $35.66

Financial Results
Net income attributable to Forestar for the second quarter of fiscal 2026 increased 2% to $32.1 million, or $0.63 per diluted share, compared to $31.6 million, or $0.62 per diluted share, in the same quarter of fiscal 2025. Pre-tax income for the quarter increased 8% to $43.9 million from $40.7 million in the same quarter of fiscal 2025. Revenues for the second quarter increased 7% to $374.3 million from $351.0 million in the same quarter of fiscal 2025.

For the six months ended March 31, 2026, net income attributable to Forestar decreased 1% to $47.5 million, or $0.93 per diluted share, compared to $48.1 million, or $0.94 per diluted share, in the same period of fiscal 2025. Pre-tax income for the six months ended March 31, 2026 increased 4% to $64.8 million from $62.6 million in the same period of fiscal 2025. Revenues for the first six months of fiscal 2026 increased 8% to $647.3 million from $601.3 million in the same period of fiscal 2025.

The Company’s return on equity was 9.6% for the trailing twelve months ended March 31, 2026. Return on equity is calculated as net income attributable to Forestar for the trailing twelve months divided by average stockholders’ equity, where average stockholders’ equity is the sum of ending stockholders’ equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the second quarter decreased 14% to 2,938 lots compared to 3,411 lots in the same quarter of fiscal 2025. During the second quarter of fiscal 2026, Forestar sold 488 lots to customers other than D.R. Horton, Inc. (“D.R. Horton”) compared to 910 lots in the prior year quarter. Lots sold to customers other than D.R. Horton in the prior year quarter included 362 lots that were sold to a lot banker who expects to sell those lots to D.R. Horton at a future date.

Lots sold during the six months ended March 31, 2026 decreased 15% to 4,882 lots compared to 5,744 lots in the same period of fiscal 2025. During the six months ended March 31, 2026, 805 lots were sold to customers other than D.R. Horton compared to 1,131 lots in the same period of fiscal 2025. Lots sold to customers other than D.R. Horton in the current year six-month period included 146 lots that were sold to a lot banker who expects to sell those lots to D.R. Horton at a future date compared to 362 lots in the prior year period.

The Company’s lot position at March 31, 2026 was 94,400 lots, of which 63,500 were owned and 30,900 were controlled through land and lot purchase contracts. Lots owned at March 31, 2026 included 9,300 that were fully developed. Of the Company’s owned lot position at March 31, 2026, 24,100 lots, or 38%, were under contract to be sold, representing approximately $2.2 billion of future revenue. Another 18,100 lots, or 29%, of the Company’s owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at March 31, 2026.

Capital Structure, Leverage and Liquidity
Forestar ended the quarter with $362.2 million of unrestricted cash and $672.1 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $1.0 billion. During the quarter, the Company increased the capacity of its senior unsecured revolving credit facility by $50 million. In addition, the Company collected $130.9 million of reimbursements related to infrastructure costs in utility and improvement districts. Debt at March 31, 2026 totaled $793.5 million, with no senior note maturities in the next twelve months. The Company’s net debt to total capital ratio at the end of the quarter was 19.2%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, “The Forestar team achieved solid second quarter results including a 7% increase in revenues and an 8% increase in pre-tax income. Liquidity increased to $1.0 billion driven by financial discipline despite ongoing affordability constraints and cautious consumer sentiment that continue to impact the pace of new home sales. We continue to focus on maximizing returns in each of our projects by aligning the pace and price of lot sales with the timing of our investments to meet demand.

“Based on our fiscal year-to-date results and current market conditions, we are updating our fiscal 2026 lot delivery guidance to between 14,000 and 14,500 lots compared to our prior guidance of between 14,000 and 15,000 lots. We maintain our previous fiscal 2026 revenue guidance of $1.6 billion to $1.7 billion.

“Forestar is uniquely positioned to consistently supply finished lots that are essential to the homebuilding industry. Our strong balance sheet and liquidity provide flexibility and resilience to navigate through changing market conditions. We expect to continue aggregating market share, supported by our financial strength, substantial operating platform, strategic relationship with D.R. Horton and $2.2 billion of contracted future revenue. We remain committed to disciplined capital allocation while positioning Forestar for growth and long-term shareholder value.”

Conference Call and Webcast Details
The Company will host a conference call today (Tuesday, April 21) at 11:00 a.m. Eastern Time. The dial-in number is 888-506-0062, the entry code is 264058, and the call will also be webcast from the Company’s website at investor.forestar.com.

Third Quarter Conference Call
The Company plans to release financial results for its third quarter ended June 30, 2026 on July 21, 2026 before the market opens. The Company will host a conference call that morning at 11:00 a.m. Eastern Time. Details on how to access the conference call will be available at a later date.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 64 markets and 24 states. Based in Arlington, Texas, the Company delivered more than 13,300 residential lots during the twelve-month period ended March 31, 2026. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include we now expect to deliver between 14,000 and 14,500 lots, generating $1.6 billion to $1.7 billion of revenue; Forestar is uniquely positioned to consistently supply finished lots that are essential to the homebuilding industry; our strong balance sheet and liquidity provide flexibility and resilience to navigate through changing market conditions; we expect to continue aggregating market share, supported by our financial strength, substantial operating platform, strategic relationship with D.R. Horton and $2.2 billion of contracted future revenue; and we remain committed to disciplined capital allocation while positioning Forestar for growth and long-term shareholder value.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impact of significant inflation, higher interest rates or deflation; supply shortages and other risks of acquiring land, construction materials and skilled labor; the effects of public health issues such as a major epidemic or pandemic on the economy and our business; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; the effect of information technology failures and the risk of cybersecurity incidents and the failure to satisfy privacy and data protection laws and regulations; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the effects of changes in income tax and securities law; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; competitive conditions in our industry; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; and our ability to hire and retain key personnel. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

Contact
Chris Hibbetts, 817-769-1860
Vice President of Finance & Investor Relations
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	March 31, 2026	September 30, 2025
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$362.2	$379.2
Real estate	2,709.7	2,645.1
Property and equipment, net	7.7	8.1
Other assets	93.0	104.6
Total assets	$3,172.6	$3,137.0
LIABILITIES
Accounts payable	$73.3	$71.0
Accrued development costs	113.9	131.8
Earnest money on sales contracts	208.6	193.3
Deferred tax liability, net	84.3	86.2
Accrued expenses and other liabilities	79.1	83.1
Debt	793.5	802.7
Total liabilities	1,352.7	1,368.1
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 51,008,733 and 50,833,171 shares issued and outstanding at March 31, 2026 and September 30, 2025, respectively	51.0	50.8
Additional paid-in capital	674.2	671.0
Retained earnings	1,093.6	1,046.1
Stockholders' equity	1,818.8	1,767.9
Noncontrolling interests	1.1	1.0
Total equity	1,819.9	1,768.9
Total liabilities and equity	$3,172.6	$3,137.0

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
	(In millions, except per share amounts)
Revenues	$374.3	$351.0	$647.3	$601.3
Cost of sales	294.1	271.8	512.1	467.2
Selling, general and administrative expense	37.9	38.4	74.3	74.3
Equity in earnings of unconsolidated ventures	—	—	—	(0.6)
Interest and other income	(1.6)	(1.0)	(3.9)	(3.3)
Loss on extinguishment of debt	—	1.1	—	1.1
Income before income taxes	43.9	40.7	64.8	62.6
Income tax expense	11.7	9.1	17.1	14.5
Net income	32.2	31.6	47.7	48.1
Net income attributable to noncontrolling interests	0.1	—	0.2	—
Net income attributable to Forestar Group Inc.	$32.1	$31.6	$47.5	$48.1

Basic net income per common share	$0.63	$0.62	$0.93	$0.95
Weighted average number of common shares	51.0	50.8	51.0	50.8

Diluted net income per common share	$0.63	$0.62	$0.93	$0.94
Adjusted weighted average number of common shares	51.2	51.0	51.2	51.1

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position

	REVENUES
	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
	(In millions)
Residential lot sales:
Development projects	$329.4	$338.9	$560.5	$579.9
Lot banking projects	2.0	8.0	6.1	13.1
Decrease in contract liabilities	—	—	—	1.2
	331.4	346.9	566.6	594.2
Tract sales and other	42.9	4.1	80.7	7.1
Total revenues	$374.3	$351.0	$647.3	$601.3

	RESIDENTIAL LOTS SOLD
	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Development projects	2,914	3,334	4,814	5,625
Lot banking projects	24	77	68	119
	2,938	3,411	4,882	5,744

Average sales price per lot (1)	$112,800	$101,700	$116,000	$103,200

			LOT POSITION
			March 31, 2026	September 30, 2025
Lots owned			63,500	65,100
Lots controlled under land and lot purchase contracts			30,900	34,700
Total lots owned and controlled			94,400	99,800

Owned lots under contract to sell to D.R. Horton			22,900	22,800
Owned lots under contract to customers other than D.R. Horton			1,200	1,000
Total owned lots under contract			24,100	23,800

Owned lots subject to right of first offer with D.R. Horton based on executed purchase and sale agreements			18,100	17,600
Owned lots fully developed			9,300	8,900
_____________
(1)Excludes any impact from change in contract liabilities.